Hudson Pacific Properties Reports Second Quarter 2018 Financial Results

804,000 Square Feet of Leases Executed with 23% GAAP and 17% Cash Rent Growth

Los Angeles, CA, August 1, 2018—Hudson Pacific Properties, Inc. (“the Company,” or “Hudson Pacific”) (NYSE: HPP) today announced financial results for the second quarter ended June 30, 2018.

Second Quarter Highlights

•	Net income attributable to common stockholders of $16.2 million, or $0.10 per diluted share, compared to net income of $3.6 million, or $0.02 per diluted share, a year ago;

•	Funds From Operations (“FFO”), excluding specified items, of $71.6 million, or $0.46 per diluted share, compared to $75.3 million, or $0.48 per diluted share, a year ago;

•	Executed 803,618 square feet of leases with GAAP and cash rent growth of 22.7% and 16.8%, respectively, including an early renewal and expansion with Nutanix for 292,693 square feet in North San Jose;

•	Purchased 41,496 square feet of sound stages and production offices adjacent to Sunset Las Palmas Studios in Hollywood for $30.0 million before credits, prorations and closing costs;

•	Sold 9300 Wilshire in Beverly Hills for $13.8 million before credits, prorations and closing costs; and

•	Declared and paid a quarterly dividend of $0.25 per share on common stock.

“We had a strong second quarter, particularly in terms of leasing and building upon our foundation for long-term growth through prudent capital recycling,” said Victor Coleman, Hudson Pacific Properties’ Chairman and CEO. “Already standout West Coast market fundamentals continued to improve. We executed leases in excess of 800,000 square feet with 23% GAAP and 17% cash rent growth, including the early renewal and expansion of two of our largest tenants, Nutanix and Square, Inc. We have renewed or backfilled, or are in leases, LOIs or proposals on 76% of our 2018 and 48% of our 2019 expirations. We are also excited to report that we have signed a lease with Honey Science Corporation for 100% of our Fourth & Traction redevelopment, and we have very promising activity on the remainder of our priority large-block, lease-up assets.”
“Capital recycling was a highlight of our second quarter and remains at the forefront of our agenda in the third quarter, as we continue to position ourselves to pursue unique growth opportunities. We closed the sale of 9300 Wilshire in Beverly Hills, and purchased properties strategic to the continued expansion of Sunset Las Palmas Studios. We also completed the sale of the remaining Peninsula Office Park buildings in San Mateo. These transactions highlight our excellent execution and success in capitalizing on favorable market conditions to sell non-core assets, the net proceeds of which we can redeploy into higher-yielding, superior quality opportunities.”
Financial Results

The Company reported net income attributable to common stockholders of $16.2 million, or $0.10 per diluted share, for the three months ended June 30, 2018, compared to net income attributable to common stockholders of $3.6 million, or $0.02 per diluted share, for the three months ended June 30, 2017.

FFO, excluding specified items, for the three months ended June 30, 2018 totaled $71.6 million, or $0.46 per diluted share, compared to FFO, excluding specified items, of $75.3 million, or $0.48 per diluted share, a year ago. Specified items for the second quarter of 2018 consisted of unrealized gains from changes in fair value on non-real estate investments of $0.9 million, or $0.01 per diluted share, with no specified items for the second quarter of 2017.

FFO, including specified items, for the three months ended June 30, 2018 totaled $72.5 million, or $0.46 per diluted share, compared to $75.3 million, or $0.48 per diluted share, a year ago.

Consolidated Operating Results for the Three Months Ended June 30, 2018

Total revenue during the second quarter decreased 3.0% to $175.2 million from $180.5 million for the same quarter a year ago. Total operating expenses decreased 8.5% to $139.4 million from $152.4 million for the same quarter a year ago. As a result, income from operations increased 27.3% to $35.8 million from $28.1 million for the same quarter a year ago. The primary reasons for the changes in total revenue and operating expenses are discussed below in connection with the Company’s segment operating results.

Interest expense during the second quarter decreased 10.9% to $19.3 million from $21.7 million for the same quarter a year ago. The Company had $2.4 billion and $2.6 billion of notes payable at June 30, 2018 and June 30, 2017, respectively.

The Company had $1.9 million of gains on sale associated with the sale of 9300 Wilshire during the second quarter of 2018, with no gains on sale associated with dispositions during the second quarter of 2017.

Segment Operating Results for the Three Months Ended June 30, 2018

Office Properties

Total revenue at the Company’s office properties decreased 5.0% to $158.6 million from $166.9 million for the same quarter a year ago. The decrease was primarily the result of a $3.9 million decrease in rental revenue to $129.7 million, a $3.1 million decrease in tenant recoveries to $22.0 million, and a $1.4 million decrease in parking and other revenue to $6.9 million. The decrease in rental revenue, tenant recoveries and parking and other revenue largely resulted from the Cisco and Robert Bosch lease terminations at Campus Center and Foothill Research Center, respectively, as well as the sales of Pinnacle I and Pinnacle II (sold November 16, 2017), Embarcadero Place (sold January 25, 2018), 2180 Sand Hill (sold March 1, 2018) and 9300 Wilshire (sold April 10, 2018).

Office property operating expenses decreased 2.8% to $53.9 million from $55.5 million for the same quarter a year ago. The decrease primarily resulted from the aforementioned lease terminations and asset sales.

Net operating income with respect to the Company’s 30 same-store office properties for the second quarter increased 1.7% on a GAAP basis and decreased 0.2% on a cash basis.

At June 30, 2018, the Company’s stabilized and in-service office portfolio was 93.6% and 89.7% leased, respectively. During the quarter, the Company executed 69 new and renewal leases totaling 803,618 square feet.

Studio Properties

Total revenue at the Company’s studio properties increased 21.8% to $16.6 million from $13.6 million for the same quarter a year ago, largely due to a $1.6 million increase in rental revenue to $10.7 million, a $0.4 million increase in tenant recoveries to $0.5 million, and a $0.9 million increase in other property-related revenue to $5.3 million. The increase in rental, tenant recoveries and other property-related revenue largely resulted from the acquisition of Sunset Las Palmas Studios (purchased in May 2017), as well as higher production activity at Sunset Bronson Studios. Total studio operating expenses increased 21.9% to $8.5 million from $7.0 million for the same quarter a year ago, also due to the Sunset Las Palmas Studios acquisition and higher production activity at Sunset Bronson Studios.

As of June 30, 2018, the trailing 12-month occupancy for the Company’s same-store studio portfolio decreased to 89.6% from 89.9% for the period ended June 30, 2017.

Balance Sheet

At June 30, 2018, the Company had total assets of $6.6 billion, including unrestricted cash and cash equivalents of $57.5 million. At June 30, 2018, the Company had $460.0 million of undrawn total capacity under its unsecured revolving credit facility.

Major Leasing

Executed Significant Leases Throughout Portfolio

Cloud computing and software company Nutanix renewed its 212,600-square-foot lease at 1740 Technology and Metro Plaza in North San Jose through May 2024, and signed two new coterminous leases for an additional 21,379 square feet at 1740 Technology and 58,714 square feet at Concourse in North San Jose.

Square, Inc. signed a new 104,135-square-foot lease through September 2023, coterminous with its existing lease at 1455 Market in San Francisco. Square now leases a total of 469,056 square feet at 1455 Market.

RealSelf, Inc., the largest online marketplace for information on cosmetic procedures and providers, renewed its lease for 49,779 square feet through June 2024 at 83 King in Seattle, and signed a new lease for an additional 24,901 square feet coterminous with its original lease.

QuinStreet, Inc., a performance marketing technology and service provider, renewed its 44,556-square-foot lease through October 2023 at Metro Center in Foster City.

Acquisitions

Purchased Properties Adjacent to Sunset Las Palmas Studio

On June 7, 2018, the Company purchased two sound stages totaling 22,823 square feet and 18,673 square feet of production office and support space located at 6605 Eleanor Avenue and 1034 Seward Street in Hollywood for $30.0 million before credits, prorations and closing costs. The property is immediately adjacent to, and now forms part of, Sunset Las Palmas Studios. The acquisition was pursuant to a sale leaseback with the seller subject to a three-year lease for the entire property.

Dispositions

Sold Beverly Hills Office Property

On April 10, 2018, the Company sold 9300 Wilshire, a 61,422-square-foot office building in Beverly Hills, for $13.8 million before credits, prorations and closing costs.

Dividend

Paid Common Dividend

The Company’s Board of Directors declared a dividend on its common stock of $0.25 per share for the second quarter of 2018, equivalent to an annual rate of $1.00 per share. The dividends were paid on June 29, 2018 to stockholders of record on June 19, 2018.

Activities Subsequent to June 30, 2018

Pre-Leased 100% of Fourth & Traction to Honey Science Corporation

Honey Science Corporation, which operates a coupon search web browser add-on, leased the entirety of the Company’s 131,701-square-foot Fourth & Traction office redevelopment in the Arts District of Los Angeles through mid-2030, with lease commencement on the first 76,152 square feet anticipated in mid-2019, based upon landlord’s completion of tenant improvements. The remaining 45,641 and 9,908 square feet is expected to commence mid-2020 and mid-2022, respectively.

Sold Remainder of San Francisco Peninsula Office Campus

On July 27, 2018, the Company sold the remaining six buildings (Buildings 1-5 and 7), totaling 447,739 square feet, of Peninsula Office Park in San Mateo for $210.0 million before credits, prorations and closing costs. The Company sold the fully vacant 63,050-square-foot Building 6 in January of this year for a total of $22.5 million before prorations, credits and closing costs. The Company used the net proceeds from this sale to repay the $140.0 million outstanding balance under its unsecured revolving credit facility, then for general corporate purposes.

2018 Outlook

The Company is revising its full-year 2018 FFO guidance to a range of $1.83 to $1.89 per diluted share, excluding specified items, compared to the prior full-year 2018 FFO guidance range of $1.87 to $1.95 per diluted share, excluding specified items. Specified items for full-year 2018 FFO guidance consist of the transaction-related expenses of $0.1 million and write-off of original issuance costs (i.e., deferred financing costs) of $0.4 million associated with the recast of the Company’s unsecured revolving credit facility and 5-and 7-year term loan facilities, both of which were identified as excluded items in the Company’s first quarter 2018 FFO, together with unrealized gains from changes in fair value on non-real estate investments of $0.9 million. This guidance also includes the impact of the Peninsula Office Park sale, the Honey Science Corporation lease’s deferred commencement at Fourth & Traction, and the early contribution of Westside Pavilion to the Company’s joint venture with Macerich, which collectively contribute to an $0.05 per diluted share decrease in the Company’s full-year 2018 FFO estimate.
As always, the full-year 2018 FFO estimates also reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and the earnings impact of events referenced in this press release, but otherwise excludes any impact from future unannounced or speculative acquisitions, dispositions, debt financings or repayments, recapitalizations, capital markets activity or similar matters. There can be no assurance that the actual results will not differ materially from this estimate.
Below are some of the assumptions the Company used in providing this guidance (dollars in thousands):

	Full Year 2018
Metric	Low	High
Growth in Same-Store Office property cash NOI(1)(2)(3)	4.0%	5.0%
Growth in Same-Store Studio property cash NOI(1)(2)	10.0%	11.0%
GAAP non-cash revenue (straight-line rent and above/below-market rents)(4)	$41,500	$51,500
GAAP non-cash expense (above/below-market ground rent)	$(2,900)	$(2,900)
General and administrative expenses(5)	$(58,000)	$(63,000)
Interest expense, net(6)	$(81,500)	$(84,500)
FFO attributable to non-controlling interests	$(19,500)	$(23,500)
Weighted average common stock/units outstanding—diluted(7)	157,150,000	158,150,000

(1)
Same-store is defined as the 29 office properties or two studio properties, as applicable, owned and included in the Company’s stabilized portfolio as of January 1, 2017, and anticipated to still be owned and included in the stabilized portfolio through December 31, 2018.

(2)	Please see non-GAAP information below for definition of cash NOI.

(3)
This estimate excludes approximately $4.2 million of material one-time tenant improvement cost reimbursements received in 2017, which were likewise excluded from prior year (2017) guidance for purposes of same-store office property cash NOI growth estimates. Please see the Same-Store Analysis in the Company’s Fourth Quarter 2017 Supplemental Operating and Financial Information report for further detail regarding these reimbursements.

(4)	Includes non-cash straight-line rent associated with the studio properties.

(5)	Includes non-cash compensation expense, which the Company estimates at $17,500 in 2018.

(6)	Includes amortization of deferred financing costs and loan discounts, which the Company estimates at $6,000 in 2018.

(7)
Diluted shares represent ownership in the Company through shares of common stock, OP Units and other convertible or exchangeable instruments. The weighted average fully diluted common stock/units outstanding for 2018 includes an estimate for dilution impact of stock grants to the Company’s executives under its 2016, 2017 and 2018 outperformance programs, as well as performance-based awards under the Company’s special one-time retention award grants. This estimate is based on the projected award potential of such programs as of the end of such periods, as calculated in accordance with the Accounting Standards Codification 260, Earnings Per Share.

The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis, including the information under “2018 Outlook” above, where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amount of various items that would impact net income attributable to common stockholders per diluted share, which is the most directly comparable forward-looking GAAP financial measure. This includes, for example, acquisition costs and other non-core items that have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Supplemental Information

Supplemental financial information regarding the Company’s second quarter 2018 results may be found in the Investor Relations section of the Company’s website at HudsonPacificProperties.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Conference Call

The Company will hold a conference call to discuss second quarter 2018 financial results at 11:00 a.m. PT / 2:00 p.m. ET on August 1, 2018. Please dial (877) 407-0784 to access the call. International callers should dial (201) 689-8560. A live, listen-only webcast can be accessed via the Investor Relations section of the Company’s website at HudsonPacificProperties.com, where a replay of the call will be available. A replay will also be available beginning August 1, 2018 at 2:00 p.m. PT / 5:00 p.m. ET, through August 8, 2018 at 8:59 p.m. PT / 11:59 p.m. ET, by dialing (844) 512-2921 and entering the passcode 13681231. International callers should dial (412) 317-6671 and enter the same passcode.

About Hudson Pacific Properties

Hudson Pacific Properties is a vertically integrated real estate company focused on acquiring, repositioning, developing and operating high-quality office and state-of-the-art studio properties in select West Coast markets. Hudson Pacific invests across the risk-return spectrum, favoring opportunities where it can employ leasing, capital investment and management expertise to create additional value. Founded in 2006 as Hudson Capital, the Company went public in 2010, electing to be taxed as a real estate investment trust. Through the years, Hudson Pacific has strategically assembled a portfolio in high-growth, high-barrier-to-entry submarkets throughout Northern and Southern California and the Pacific Northwest. The Company is a leading provider of design-forward, next-generation workspaces for a variety of tenants, with a focus on Fortune 500 and industry-leading growth companies, many in the technology, media and entertainment sectors. As a long-term owner, Hudson Pacific prioritizes tenant satisfaction and retention, providing highly customized build-outs and working proactively to accommodate tenants’ growth. Hudson Pacific trades as a component of the Russell 2000® and the Russell 3000® indices. For more information visit HudsonPacificProperties.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events, or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control that may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission, or SEC, on February 16, 2018, and other risks described in documents subsequently filed by the Company from time to time with the SEC.

Investor/Media Contact:

Laura Campbell
Senior Vice President, Investor Relations & Marketing
(310) 622-1702
lcampbell@hudsonppi.com

(FINANCIAL TABLES FOLLOW)

Hudson Pacific Properties, Inc. Consolidated Balance Sheets (In thousands, except share data)

	June 30, 2018 (Unaudited)	December 31, 2017
ASSETS
Investment in real estate, at cost	$6,418,882	$6,219,361
Accumulated depreciation and amortization	(601,535)	(521,370)
Investment in real estate, net	5,817,347	5,697,991
Cash and cash equivalents	57,515	78,922
Restricted cash	8,472	22,358
Accounts receivable, net	6,615	4,234
Straight-line rent receivables, net	124,083	106,466
Deferred leasing costs and lease intangible assets, net	236,582	239,029
Prepaid expenses and other assets, net	107,549	61,139
Assets associated with real estate held for sale	201,011	411,931
TOTAL ASSETS	$6,559,174	$6,622,070

LIABILITIES AND EQUITY
Notes payable, net	$2,361,749	$2,421,380
Accounts payable and accrued liabilities	151,697	162,081
Lease intangible liabilities, net	41,729	49,540
Security deposits and prepaid rent	64,582	62,760
Derivative liabilities	—	265
Liabilities associated with real estate held for sale	3,554	4,903
TOTAL LIABILITIES	2,623,311	2,700,929
Redeemable non-controlling interest	9,815	10,177
EQUITY
Hudson Pacific Properties, Inc. stockholders’ equity:
Common stock, $0.01 par value, 490,000,000 authorized, 155,647,733 shares and 155,602,508 shares outstanding at June 30, 2018 and December 31, 2017, respectively	1,556	1,556
Additional paid-in capital	3,615,833	3,622,988
Accumulated other comprehensive income	26,407	13,227
Total Hudson Pacific Properties, Inc. stockholders’ equity	3,643,796	3,637,771
Non-controlling interest—members in consolidated entities	265,695	258,602
Non-controlling interest—units in the operating partnership	16,557	14,591
TOTAL EQUITY	3,926,048	3,910,964
TOTAL LIABILITIES AND EQUITY	$6,559,174	$6,622,070

Hudson Pacific Properties, Inc.
Consolidated Statements of Operations
(Unaudited, in thousands, except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
REVENUES
Office
Rental	$129,732	$133,602	$259,814	$267,118
Tenant recoveries	21,960	25,038	42,864	42,439
Parking and other	6,858	8,212	12,404	14,111
Total Office revenues	158,550	166,852	315,082	323,668
Studio
Rental	10,708	9,105	21,091	15,790
Tenant recoveries	500	129	854	794
Other property-related revenue	5,301	4,361	11,736	8,403
Other	110	53	524	130
Total Studio revenues	16,619	13,648	34,205	25,117
TOTAL REVENUES	175,169	180,500	349,287	348,785
OPERATING EXPENSES
Office operating expenses	53,940	55,468	107,180	103,422
Studio operating expenses	8,539	7,003	18,203	14,254
General and administrative	16,203	14,506	31,767	28,316
Depreciation and amortization	60,706	75,415	121,259	146,182
TOTAL OPERATING EXPENSES	139,388	152,392	278,409	292,174
INCOME FROM OPERATIONS	35,781	28,108	70,878	56,611
OTHER EXPENSE (INCOME)
Interest expense	19,331	21,695	39,834	43,625
Interest income	(66)	(16)	(75)	(46)
Unrealized loss on ineffective portion of derivatives	—	51	—	45
Unrealized gain on non-real estate investment	(928)	—	(928)	—
Transaction-related expenses	—	—	118	—
Other income	(319)	(576)	(723)	(1,254)
TOTAL OTHER EXPENSES	18,018	21,154	38,226	42,370
INCOME BEFORE GAINS ON SALE OF REAL ESTATE	17,763	6,954	32,652	14,241
Gains on sale of real estate	1,928	—	39,602	16,866
NET INCOME	19,691	6,954	72,254	31,107
Net income attributable to preferred units	(153)	(159)	(312)	(318)
Net income attributable to participating securities	(110)	(255)	(437)	(495)
Net income attributable to non-controlling interest in consolidated entities	(3,167)	(2,974)	(6,490)	(6,011)
Net income attributable to non-controlling interest in the operating partnership	(59)	(13)	(236)	(215)
Net income attributable to Hudson Pacific Properties, Inc. common stockholders	$16,202	$3,553	$64,779	$24,068
Basic and diluted per share amounts:
Net income attributable to common stockholders—basic	$0.10	$0.02	$0.42	$0.16
Net income attributable to common stockholders—diluted	$0.10	$0.02	$0.41	$0.16
Weighted average shares of common stock outstanding—basic	155,636,636	155,290,559	155,631,375	151,640,853
Weighted average shares of common stock outstanding—diluted	156,590,227	156,095,603	156,563,966	152,431,897
Dividends declared per share	$0.25	$0.25	$0.50	$0.50

Hudson Pacific Properties, Inc.
Funds From Operations
(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Reconciliation of net income to Funds From Operations (“FFO”)(1):
Net income	$19,691	$6,954	$72,254	$31,107
Adjustments:
Depreciation and amortization of real estate assets	60,217	74,939	120,286	145,233
Gains on sale of real estate	(1,928)	—	(39,602)	(16,866)
FFO attributable to non-controlling interests	(5,316)	(6,445)	(10,647)	(11,952)
Net income attributable to preferred units	(153)	(159)	(312)	(318)
FFO to common stockholders and unitholders	72,511	75,289	141,979	147,204
Specified items impacting FFO:
Transaction-related expenses	—	—	118	—
One-time debt extinguishment costs	—	—	421	—
Unrealized gains on non-real estate investment(2)	(928)	—	(928)	—
FFO (excluding specified items) to common stockholders and unitholders	$71,583	$75,289	$141,590	$147,204

Weighted average common stock/units outstanding—diluted	157,159	156,665	157,133	153,443
FFO per common stock/unit—diluted	$0.46	$0.48	$0.90	$0.96
FFO (excluding specified items) per common stock/unit—diluted	$0.46	$0.48	$0.90	$0.96
_________________

(1)
We calculate FFO in accordance with the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts. The White Paper defines FFO as net income or loss calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), excluding extraordinary items, as defined by GAAP, gains and losses from sales of depreciable real estate and impairment write-downs associated with depreciable real estate, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets) and after adjustment for unconsolidated partnerships and joint ventures. The calculation of FFO includes the amortization of deferred revenue related to tenant-funded tenant improvements and excludes the depreciation of the related tenant improvement assets. We believe that FFO is a useful supplemental measure of our operating performance. The exclusion from FFO of gains and losses from the sale of operating real estate assets allows investors and analysts to readily identify the operating results of the assets that form the core of our activity and assists in comparing those operating results between periods. Also, because FFO is generally recognized as the industry standard for reporting the operations of REITs, it facilitates comparisons of operating performance to other REITs. However, other REITs may use different methodologies to calculate FFO, and accordingly, our FFO may not be comparable to all other REITs.

Implicit in historical cost accounting for real estate assets in accordance with GAAP is the assumption that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies using historical cost accounting alone to be insufficient. Because FFO excludes depreciation and amortization of real estate assets, we believe that FFO along with the required GAAP presentations provides a more complete measurement of our performance relative to our competitors and a more appropriate basis on which to make decisions involving operating, financing and investing activities than the required GAAP presentations alone would provide. We use FFO per share to calculate annual cash bonuses for certain employees.

FFO should not be viewed as an alternative measure of our operating performance because it does not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, which are significant economic costs and could materially impact our results from operations.

(2)
We adopted ASU 2016-01 on January 1, 2018, at which point we elected the measurement alternative. This standard requires us to mark the investment in shares to fair value whenever fair value is readily available or observable. During the second quarter of 2018, we recognized a $0.9 million unrealized gain.

Hudson Pacific Properties, Inc.
Net Operating Income
(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Reconciliation of net income to Net Operating Income (“NOI”)(1):
Net income	$19,691	$6,954	$72,254	$31,107
Adjustments:
Interest expense	19,331	21,695	39,834	43,625
Interest income	(66)	(16)	(75)	(46)
Unrealized loss on ineffective portion of derivatives	—	51	—	45
Unrealized gain on non-real estate investment(2)	(928)	—	(928)	—
Transaction-related expenses	—	—	118	—
Other income	(319)	(576)	(723)	(1,254)
Gain on sale of real estate	(1,928)	—	(39,602)	(16,866)
Income from operations	35,781	28,108	70,878	56,611
Adjustments:
General and administrative	16,203	14,506	31,767	28,316
Depreciation and amortization	60,706	75,415	121,259	146,182
NOI	$112,690	$118,029	$223,904	$231,109
_________________

(1)
We evaluate performance based upon property NOI from continuing operations. NOI is not a measure of operating results or cash flows from operating activities as measured by GAAP and should not be considered an alternative to income from continuing operations, as an indication of our performance, or as an alternative to cash flows as a measure of liquidity, or our ability to make distributions. All companies may not calculate NOI in the same manner. We consider NOI to be a useful performance measure to investors and management because when compared across periods, NOI reflects the revenues and expenses directly associated with owning and operating our properties and the impact to operations from trends in occupancy rates, rental rates and operating costs, providing a perspective not immediately apparent from income from continuing operations. We calculate NOI as net income (loss) excluding corporate general and administrative expenses, depreciation and amortization, impairments, gains/losses on sales of real estate, interest expense, transaction-related expenses and other non-operating items. We define NOI as operating revenues (including rental revenues, other property-related revenue, tenant recoveries and other operating revenues), less property-level operating expenses (which includes external management fees, if any, and property-level general and administrative expenses). NOI on a cash basis is NOI on a GAAP basis, adjusted to exclude the effect of straight-line rent and other non-cash adjustments required by GAAP. We believe that NOI on a cash basis is helpful to investors as an additional measure of operating performance because it eliminates straight-line rent and other non-cash adjustments to revenue and expenses.

(2)
We adopted ASU 2016-01 on January 1, 2018, at which point we elected the measurement alternative. This standard requires us to mark the investment in shares to fair value whenever fair value is readily available or observable. During the second quarter of 2018, we recognized a $0.9 million unrealized gain.